Exhibit 16.1

August 28, 2009

Our Ref.: H456/AH/EY

PRIVATE AND CONFIDENTIAL

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549
USA

Dear Sirs,

Re:    Hong Kong Winalite Group, Inc. (the “Company”)

We have read the statements that we understand Hong Kong Winalite Group, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

/s/ PKF
PKF
Certified Public Accountants
Hong Kong